GraniteShares ETF Trust 485BPOS

Exhibit (d)(2)(b)

AMENDMENT No. 1

Expense Limitation Agreement

THIS AMENDMENT NO. 1 (this “Amendment”) to the Expense Limitation Agreement, effective as of April 25, 2017 (the “Agreement”), by and between the GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF (the “BCOM Fund”) and the GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF (the “GSCI Fund” and, collectively with the BCOM Fund, the “Funds”, and each, a “Fund”), each a series of shares of GraniteShares ETF Trust, a Delaware statutory trust (the “Trust”), and GraniteShares Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered into by the undersigned effective as of September 11, 2017 (the “Effective Date”).

WHEREAS, each Fund is a series of the Trust;

WHEREAS, the Funds and the Adviser are parties to the Agreement; and

WHEREAS, the Funds and the Adviser desire to amend the Agreement to reflect a change in the expiration date of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby amend the Agreement as follows:

1.                  Amendment to WHEREAS Clause. Effective as of the Effective Date, the fourth WHEREAS clause of the Agreement is hereby is hereby deleted in its entirety and replaced with the following:

WHEREAS, each Fund and the Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to set forth and approve the terms by which the Advisor will limit the expenses of each Fund, and, therefore, have entered into this Agreement in order to maintain each such Fund’s respective expense ratios within the Operating Expense Limit, as defined below, through October 31, 2018.

2.                  Amendment to Term and Termination of Agreement. Effective as of the Effective Date, Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

Term and Termination of Agreement. This Agreement with respect to each Fund shall continue in effect until the Limit Expiration Date, which shall be October 31, 2018, and from year to year thereafter, provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated, without payment of any penalty, (a) by the Trust at any time, and (b) by the Advisor upon written notice ninety (90) days’ prior to the end of the then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 3 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement; provided that in no event shall the Agreement be terminated before October 31, 2018.

3.                  Confirmation. Except as expressly set forth in this Amendment, the parties hereby ratify and confirm the Agreement in all respects, and the terms, conditions and provisions thereof shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date.

GRANITESHARES ETF TRUST ON BEHALF OF THE GRANITESHARES BLOOMBERG COMMODITY BROAD STRATEGY NO K-1 ETF AND THE GRANITESHARES S&P GSCI COMMODITY BROAD STRATEGY NO K-1 ETF

/s/ William Rhind
By: William Rhind
Title: President

GRANITESHARES ADVISORS LLC

/s/ William Rhind
By: William Rhind
Title: CEO

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